Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Updates Outlook for Fourth Quarter 2011

— Company Announces Management Realignment —

— Repurchases 3 Million Shares During Fiscal Fourth Quarter of 2011 —

New York, NY, February 2, 2012 – ANN INC. (NYSE: ANN) today announced that, based on weaker-than-anticipated fourth quarter performance in the Ann Taylor stores channel, the Company expects to report results for the fiscal fourth quarter of 2011 that will be below expectations.

In addition, the Company announced that it has named ANN INC. veteran Brian Lynch to the position of Brand President of the Ann Taylor Division. Mr. Lynch, who has been with the Company since 2004, was formerly President of Ann Taylor Factory and LOFT Outlet, and led the e-commerce channels for both brands.

Based on preliminary results, the Company is also providing the following update to the fiscal fourth quarter outlook it provided on November 18, 2011, as follows:

•	Total Company net sales for the fiscal fourth quarter of 2011 are expected to be $566 million.

•	Total Company comparable sales for the fourth quarter of 2011 increased 5%.

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At Ann Taylor, total brand comparable sales decreased 1%, reflecting a decline of 11% in the Ann Taylor stores channel, partially offset by an increase of 28% in the Ann Taylor e-commerce channel and a 6% increase in the Ann Taylor Factory channel.

•	At LOFT, total brand comparable sales increased 11%, reflecting increases of 8% in the LOFT stores channel, 28% in the LOFT e-commerce channel and 10% in the LOFT Outlet channel.

•	Gross margin rate for the Company is expected to be 49.0%, primarily reflecting a significantly higher-than-anticipated promotional cadence in the Ann Taylor stores channel.

•	Selling, general and administrative expenses are estimated to approach $275 million, including approximately $5 million of one-time costs related to the management realignment.

In addition, during the fiscal fourth quarter, the Company repurchased approximately 3.1 million shares of its stock, totaling approximately $75 million.

Kay Krill, President and Chief Executive Officer, said, “We are disappointed with our fourth quarter results in the Ann Taylor stores channel, but are pleased that the brand’s online and factory channels continued to deliver strong results. Importantly, our LOFT brand delivered outstanding results across all three channels, reflecting very positive client response to LOFT’s product offering during the quarter.

“Overall, our strategies to deliver profitable growth in 2011 resulted in a more than 25 percent increase in earnings per diluted share on a 12 percent increase in total net sales, compared to 2010. Looking ahead to fiscal 2012, we have entered the Spring season with inventories well positioned at both brands, and we look forward to capitalizing on the opportunities to continue our profitable growth and improve performance in the Ann Taylor stores channel in the coming year.

In commenting on Mr. Lynch’s appointment, Ms. Krill stated, “Brian has driven outstanding results across diverse businesses, channels and responsibilities at ANN INC. over the past 8 years. I am confident that, under his leadership, the Ann Taylor brand will grow and deliver increased productivity and profitability.”

During his tenure, Mr. Lynch substantially grew the highly profitable factory outlet channel from $150 million in annual revenues to approximately $500 million in fiscal 2011. Also under his leadership, the Company’s e-commerce channels have grown significantly and are expected to deliver approximately $250 million in sales this year, doubling the business in the last two years.

As a result of the reorganization, Christine Beauchamp, former Brand President of the Ann Taylor Division, has left the Company to pursue other opportunities. Stated Ms. Krill, “We appreciate Christine’s contributions towards evolving the Ann Taylor brand and wish her much success in her future endeavors.”

Update on Full Year 2011 Expectations

Based on preliminary fourth quarter results, the Company also updated the outlook for the full year of fiscal 2011 it provided on November 18, 2011, as follows:

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The Company expects to report fiscal 2011 total net sales of $2.212 billion, an increase of more than $230 million, or 12%, versus fiscal 2010. This reflects a total Company comparable sales increase of 7%.

•	Gross margin rate performance is expected to be 54.7%.

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Selling, general and administrative expenses are expected to be 48.1% of net sales, reflecting leverage versus fiscal 2010 as a result of continued disciplined expense management and sales growth. Total SG&A expenses in fiscal 2011 are expected to be $1.065 billion, compared with $979 million in fiscal 2010.

•	The Company’s full-year effective tax rate is expected to be 40%.

Fiscal Fourth Quarter and Year-End 2011 Conference Call Information

ANN INC (NYSE: ANN) will release its fiscal fourth quarter and full-year 2011 results on Friday, March 9, 2012. Results will be released over PR Newswire at approximately 8:00 A.M. Eastern Time. The Company will also host a live conference call and simultaneous audio webcast from 8:30 A.M. to 9:30 A.M. Eastern Time which will include comments from management and a question and answer session.

Parties interested in participating in this call should dial in at 888-469-3144 five minutes prior to the start time. The conference access code is 8117215. A recording of the call will be available from March 9 through March 16. To hear the recording, please call 800-925-3972. No conference access code is needed for the call recording.

To access the simultaneous webcast of the conference call (a replay of which will be available), please access the Company’s Investor Relations web site at http://investor.anninc.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to manage inventory levels and changes in merchandise mix;

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the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls, successful transitioning of certain information technology functions to third parties and the ability to operate in accordance with its business continuity plan in the event of a disruption;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•	the impact of fluctuations in sourcing costs, in particular increases in the costs of raw materials, labor, fuel and transportation;

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the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the depressed levels of consumer spending and consumer confidence resulting from the worldwide economic downturn and financial crisis;

•	the Company’s reliance on key management and its ability to hire, retain and train qualified associates;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

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the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets, including fluctuations in the value of the U.S. dollar against foreign currencies, the imposition of duties or other possible trade law or import restrictions, including legislation relating to import quotas, and financial or political instability in any of the countries in which the Company’s merchandise is manufactured;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements;

•	the effect of continued uncertainty in the global economy on the Company’s liquidity and capital resources;

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the Company’s dependence on its Louisville distribution center and third-party transportation companies, including any significant interruptions due to work stoppages, slowdowns or strikes by employees of the transportation companies;

•	the effect of competitive pressures from other retailers;

•	the impact on the Company’s stock price of fluctuations in the Company’s level of sales and earnings growth;

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acts of war or terrorism in the United States or worldwide, and the potential impact of natural disasters and public health concerns, including severe infectious diseases, particularly on the Company’s foreign sourcing offices and the manufacturing operations of the Company’s vendors;

•	the Company’s ability to sustain the results of its restructuring program;

•	the Company’s ability to realize its deferred tax assets;

•	the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan;

•	the Company’s dependence on shopping malls and other retail centers to attract customers; and

•	the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in the United States. The Company operates 950 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of October 29, 2011, as well as online at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:

Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199